UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): July 17, 2009

LATTICE CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-10690	22-2011859
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

7150 N. Park Drive, Pennsauken, New Jersey 08109
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (856) 910-1166

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 17, 2009, Lattice Incorporated (the “Company”) and its wholly-owned subsidiary, Ricciardi Technologies, Inc. (“RTI”), entered into a Financing and Security Agreement (the “Agreement”) with  and Action Capital Corporation (“Action Capital”).

Pursuant to the terms of the Agreement, Action Capital agreed to provide the Company with advances of up to 90% of the net amount of certain acceptable account receivables of the Company (the “Acceptable Accounts”).  The maximum amount eligible to be advanced to the Company by Action Capital under the Agreement is $3,000,000.  The Company shall pay Action Capital interest on the advances outstandiong under the Agreement equal to the prime rate of Wachovia Bank, N.A. in effect on the last business day of the prior month plus 1%.  In addition, the Company shall pay a monthly fee to Action Capital equal to 0.75% of the total amount billed.

Pursuant to the terms of the Agreement, Action Capital shall have full recourse when an account is not paid in full by the respective customer within 90 days of the date of purchase.   In addition, pursuant to the Agreement, the Company granted Action Capital a security interest in certain assets of the Company including all accounts, accounts receivable, contract rights, rebates and books and records pertaining to the foregoing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant

See Item 1.01 above

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of business acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Exhibits.

10.22	Financing and Security Agreement dated July 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE INCORPORATED

Date: July 23, 2009	By:	/s/ Joe Noto
Name: Joe Noto
Title: Chief Financial Officer